AMENDMENT NO. 1
TO THE
EVERGREEN BANCORP, INC.
1995 DIRECTORS STOCK OPTION PLAN

This AMENDMENT NO. 1, dated as of January 16, 1997 (the “Amendment”), to the Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan is made and entered into by EVERGREEN BANCORP, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office and place of business at 237 Glen Street, Glens Falls, New York 12801 (the “Bank”).

WHEREAS, the Bank has previously established the Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan (the “Plan”) to advance the interests of the Bank and its shareholders in attracting, retaining and motivating high quality directors for the Bank; and

WHEREAS, the number of shares issuable under the formula under the Plan and the maximum number of shares issuable under the Plan should have doubled upon the two-for-one stock split of the Common Stock effected in September, 1996 in the form of a 100% stock dividend; and

WHEREAS, the Board of Directors of the Bank has adopted a resolution approving and adopting the amendments to the Plan as set forth herein.

NOW, THEREFORE, by the power and authority vested in the Board of Directors of the Bank, the Plan is amended to now provide as follows:

ARTICLE I.  Effective Date and Condition Precedent. This Amendment shall be effective upon and expressly conditioned upon the approval of the Bank’s stockholders at the 1997 Annual Meeting of Stockholders, scheduled for May 8, 1997.

ARTICLE II.  Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

ARTICLE III.  Amendments to the Plan. The Plan is hereby amended as follows:

(a)  Section II (H) is amended by deleting the word “Member” or “Employee” each time it appears in the Section and replacing it with the word “Participant”.

(b)  Section III (A) is hereby amended by deleting it and inserting in lieu thereof “The Plan shall be administered by the Board of Directors of the Bank (the “Administrator”).”

(c)  Section IV (A) is hereby amended by deleting the number “200” in the first sentence and replacing it with “1,600”, and by adding the following to the end of the Section:

“B. The Stock Options granted pursuant to Section IV (A) shall be granted as of and on the date of the Bank’s Annual Shareholders’ meeting.

“C. Consistent with the Plan provisions, and except for authority that would precluded designation of the Bank’s Directors from qualifying as a “non-employee director” under Rule 16b-3 (“Rule 16b-3”), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, the Board as Administrator shall have full and final authority to make additional grants of Stock Options to Participants under the Plan, including but not limited to the right to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, provided that the exercise price is equal to or exceeds the Fair Market Value of the Common Stock on the date of grant), any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Board shall determine), and all other matters to be determined in connection with an Award.”

(d)  Section V (E) is hereby amended by adding the following at the end thereof:

“If the Participant intends to obtain a permissible broker loan or a simultaneous order to sell the shares of Common Stock issuable upon exercise of any Stock Options, upon the giving of at least 48 hours prior written notice to the Bank, exercise thereof shall not be deemed to occur until the Bank receives the proceeds of the recipient’s broker loan or other permitted transaction. In addition, the Administrator shall the authority to impose any other conditions on or provisions for the exercise of any Award not inconsistent with the provisions of the Plan and Rule 16b-3.”

(e)  Section VII (D) is hereby amended by deleting it and inserting in lieu thereof the following:

“Shares Authorized for Issuance--Subject to adjustment as provided in Section VII (E) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 90,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares of Common Stock previously issued under the Plan, exceeds the number of Shares of Common Stock reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares of Common Stock to the Participant, any Shares of Common Stock counted against the number of Shares of Common Stock reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan.”

ARTICLE IV.  Ratification of the Plan. As modified and amended by this Amendment, the Plan is hereby ratified and confirmed.